Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendments on Registration Statement Nos. 333-196240, 333-178572, 333-74162, and 333-115772 on Form S-8, and Registration Statement Nos. 333-155449 and 333-89154 on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Advance Auto Parts, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2017.
/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 21, 2018